Exhibit 2.2

                     AMENDMENT NO. 1 TO THE MERGER AGREEMENT

         This AMENDMENT NO. 1 TO THE MERGER AGREEMENT, dated as of September 5, 2000 (this "Amendment No. 1"), by and among Cordiant Communications Group plc, a company organized under the laws of England and Wales ("Parent"), Lighthouse Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Lighthouse Global Network, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Company entered into that certain Merger Agreement, dated as of July 4, 2000 (the "Merger Agreement"), among Parent, Merger Sub and the Company; and

         WHEREAS, in accordance with Section 12.5 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein, and other good and valuable consideration, the sufficiency and receipt of which is acknowledged, intending to be legally bound, the parties hereto agree as follows:

         A.     Amendments to the Merger Agreement.

                1. Section 4.4(a) of the Company Disclosure Letter is hereby amended to include the following:

                     "18. The Letter Agreement, dated July 4, 2000, by and among the Company and certain employees of Financial Dynamics Limited relating to certain payments to be made to certain Financial Dynamics Limited employees, provides for the payment of such amounts upon the Closing; provided, unless otherwise agreed, Stockholders of the Company are required to make such payments on behalf of the Company.

                     19. The  Agreement,  dated  July 4, 2000,  by and among the
                Company, Lighthouse Holdings (UK) Limited, EFG Reads Trustees Limited, Financial Dynamics Holdings Limited, Financial Dynamics Limited, Parent and the persons set forth on Schedule 1 attached thereto, provides for the acceleration of Contingent Payments at the Effective Time.

                     20. The Directors & Officers,  Fiduciary, and Miscellaneous
                Insurance policies issued to the Company by Reliance Universal Insurance Company, Illinois National Insurance Company, Gulf Insurance Company and Federal Insurance Company will terminate at Closing."

                2. Section 4.6 of the Company Disclosure Letter is hereby amended to include the following:


                "47. Amendments to the Second Amended and Restated Certificate of Incorporation, as amended, disclosed on Section 6.1(c) of the Company Disclosure Letter."

                3. Section 4.16(a) of the Company Disclosure Letter is hereby amended to include the following:

                "6. Three employees (Brad Fish, Dick McCann and Bob Croasdale) of Communicator Sports & Entertainment, Inc. (California) have indicated their intention to terminate their employment."

                4. Item 12 of Section 6.1 of the Company Disclosure Letter is hereby amended to insert after "options" and before "." the following:

                "and to remove the requirement that Julian Hanson-Smith immediately exercise all options granted pursuant to his Option Agreement (as such term is defined therein) and sell the shares underlying such options in connection with a change of control"

                5. Section 6.1(c) of the Company Disclosure Letter is hereby deleted and replaced in its entirety to read as follows:

                "1. Granting five votes per share to the holders of the 6% Preferred.

                2.  The  removal  of  the  rights  of  redemption   and  35  day
                notification of the holders of 8% Preferred in a change of control situation.

                3. Granting one vote per share to the holders of the Class B common stock.

                4. Removing the automatic conversion of Class B common stock into Class A common stock upon a change of control or other circumstances and references to Investor Agreement.

                5. Increasing the number of votes of the holders of the Class A common stock to 5,000 votes per share."

                6. Section 4.22 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                     "Section 4.22 Acquisition Agreement Payments. Except as set
                forth in that certain Agreement, dated July 4, 2000, by and among the Company, Lighthouse Holdings (UK) Limited, EFG Reads Trustees Limited, Financial Dynamics Holdings Limited, Financial Dynamics Limited, Parent and the persons set forth on Schedule 1 attached thereto, the consummation of the transactions contemplated by this Agreement will not result in an acceleration of the Contingent Payments."

                7. The third and fourth sentences of Section 2.9(a) of the Merger Agreement are hereby revised to insert after "Parent Share Value" and before "." in the third sentence, and after "Common Stock Exchange Ratio" and before "." in the fourth sentence, the following:

                "; provided, that the mechanism or steps for receiving such Parent Shares shall be as set forth in the Election Notice"

                8. Notwithstanding anything to the contrary contained in Section
2.9 of the Merger Agreement, the parties hereby agree that the forms of the Election Notice shall be mutually agreed upon by the Company and the Parent prior to Closing. Notwithstanding anything to the contrary contained in Section
2.9 of the Merger Agreement, the Parent or its designee shall distribute and collect the Election Notices.

                9. The second sentence of Section 4.21(a) of the Merger Agreement is hereby revised to insert after "part of the insurance carriers" and before "." the following:

                ", except as provided in Item 20 of Section 4.4(a) of the Company Disclosure Letter".

                10. The first clause of the second sentence of Section 4.2(a) of the Merger Agreement, beginning with the words "As of the date of this Agreement" and ending with the words "nonassessable and free of preemptive rights" is hereby amended and restated to read as follows:

                "As of the date of this Agreement, (i) (a) 9,190,350.961 shares of Class A Common Stock, (b) 1,119,015 shares of Class B Common Stock and (c) 104,066.58684 shares of 8% Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights".

                11. The Merger  Agreement is hereby  amended to insert a Section
7.15 which shall read as follows:

                "Section 7.15 Company 401(k) Plan. Upon the reasonable request of Parent, the Company shall use its commercially reasonable efforts to amend or terminate its 401(k) employee benefit plan prior to the Closing; provided, however, the stockholders of the Company shall have no liability with respect to such termination or amendment to either Parent or any other Person and Parent shall hold the stockholders of the Company harmless with respect to any liability arising out of, or relating to, such amendments or terminations."

                12. Notwithstanding Section 9.3(d) of the Merger Agreement, Parent shall file a registration statement on Form S-8 with the SEC, which registration statement shall be effective on the date of the Effective Time, with respect to the Parent Ordinary Shares to be issued upon the exercise of the Stock Options after the Effective Time.

                13. Clause (b) of Section 12.4 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                (b) except as otherwise provided in Section 2.9(b), 7.10 and 7.15, is not intended to confer upon and Person other than the parties any rights or remedies hereunder.

         B. Parent Consent. Pursuant to Section 6.1 of the Merger Agreement, Parent hereby consents and, if applicable, waives the prior written consent requirement contained in Section 6.1 to the following:

                1. The Company amending the Stock Option Agreement, dated August 15, 1999, among the Company and Michael Fetchko, so as to change the Grant Date (as such term is defined therein) of such Stock Option Agreement to January 1, 1999.

                2. The Company issuing options to purchase up to 6,000 shares of Class B Common Stock at $19.00 per share.

                3. The Company amending the following agreements in order to eliminate any payments which may be considered "parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, and subsequently submitting for approval to the Company's shareholders resolutions approving the payment of such amounts:

                     a. Senior Management Agreement, dated October 1, 1999, by and between the Company and Victoria Leavitt, as amended.

                     b. Senior Management Agreement, dated June 16, 1999, by and between the Company and Timothy Donmoyer.

                     c. Change of Control Agreement, dated February 16, 2000, by and between the Company and Julian Hanson-Smith.

                4. Lighthouse Holdings (UK) Limited entering into an agreement with Lake Creek Limited to transfer, at low or no cost, all of the personal property located at 7 Albemarle Street, London and which is used in the ordinary course of business, to Lake Creek Limited.

         C. Parent Requests. Parent hereby confirms its prior request that the Company approve the amendments to the Lighthouse Global Network, Inc. 401(k) Profit Sharing Plan and Trust set forth in the two Actions by Written Consent of the Board of Directors and the Executive Committee of Lighthouse Global Network, Inc., each dated September 5, 2000.

         D. Definitions. All capitalized terms used herein shall, unless otherwise defined herein, have the respective meanings set forth in the Merger Agreement.

         E. Continuity. Except as amended by this Amendment No. 1, the Merger Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. All references to the Merger Agreement from and after the date hereof shall be deemed to include the Merger Agreement and this Amendment No.1.

         F. Counterparts. This Amendment No. 1 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         G. Effectiveness. The amendments contemplated by this Amendment No. 1 shall become effective as of the day and year first above written.

         H. Captions. The headings of the sections of this Amendment No. 1 are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions of this Amendment No. 1.

         I. Severability. Any provision of this Amendment No. 1 which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         J. Governing Law. This Amendment No. 1 shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

                  IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the undersigned as of the day and year first above written.

                                    CORDIANT GROUP COMMUNICATIONS PLC



                                    By:  /S/ Arthur D'Angelo
                                       -------------------------------
                                       Name:  Arthur D'Angelo
                                       Title: Chief Financial Officer



                                    LIGHTHOUSE ACQUISITION, INC.



                                    By: /S/ Arthur D'Angelo
                                       -------------------------------
                                       Named:  Arthur D'Angelo
                                       Title:  President



                                    LIGHTHOUSE GLOBAL NETWORK, INC.



                                    By:  /S/ Kathleen M. Johnston
                                       -------------------------------
                                       Name:  Kathleen M. Johnston
                                       Title: Vice President